Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Saga Communications, Inc. (the “Corporation”) and Edward K. Christian (“Christian”) are parties to an employment agreement dated June 1, 2011. That employment agreement replaced and superseded both an employment agreement between the parties effective April 1, 2009 and an amendment to the employment agreement dated March 31, 2009. These agreements will collectively be referred to as the “Employment Agreement.” The parties seek to amend the Employment Agreement and replace in their entirety the paragraphs set forth below. The numbers utilized below refer to the number of these paragraphs in the Employment Agreement. Except for the paragraphs set forth below, the Employment Agreement and all other terms therein shall remain in full force and effect.

NOW THEREFORE, IN CONSIDERATION of the mutual promises and covenants of this Amendment to Employment Agreement, the parties hereby amend the Employment Agreement as follows:

1.            The Corporation hereby agrees to employ Christian, as Chairman, President and Chief Executive Officer of the Corporation and in such additional capacities for the Corporation and/or its affiliates as the Corporation may from time to time direct. The term (hereinafter referred to as “the Term”) of Christian’s employment under this Agreement shall commence on the date hereof and, except as it may be earlier terminated pursuant to the provisions hereof, shall terminate March 31, 2021.

4.	(a) The Corporation shall pay to Christian for all services rendered by him under this Agreement an annual salary at the rate of $860,000 per year effective June 1, 2011, payable in installments of two (2) week intervals. In addition, Christian shall be eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) plan and such other employment benefits and stock option programs as are maintained by the Corporation or its affiliates for other key employees performing services; provided that the Corporation and its affiliates shall at all times be free to terminate, modify or amend such plans. During the Term the Corporation will maintain in force all existing policies of insurance on Christian’s life, including the existing split dollar policy. During the Term, the Corporation shall also pay for Christian to participate in an executive medical plan and shall maintain in force its existing medical reimbursement policy. If any provision of the executive medical plan or existing medical reimbursement policy is prohibited by changes in applicable law or a change in the Corporation’s medical plan, the Corporation shall reimburse Christian the costs of such health insurance and medical reimbursement comparable to the existing provisions of each plan or policy.

(b)               Upon written election by Christian delivered to the Corporation, Christian may defer any or all of the annual salary payable to Christian pursuant to this Section during the Term. For deferral of annual salary payable in calendar year 2012, Christian shall provide written election of such deferral to the Corporation no later than the latter of December 31, 2011 or 30 days after the date Christian first becomes eligible to participate in the deferral program. For deferral of annual salary payable in any calendar year after 2012, Christian shall provide written election of such deferral no later than December 31st of the prior calendar year. Any election of deferral shall state the amount of such deferral and the date or dates upon which such deferred compensation shall be paid and such written deferral program shall be in compliance with Internal Revenue Code Section 409A and be part of this Agreement.

(c)               The Corporation is authorized to pay for Christian’s tax preparation services on an annual basis. This amount will be subject to income tax as additional compensation.

5.                 On each anniversary of the Effective Date beginning on June 1, 2012, the Corporation’s Compensation committee shall determine in its discretion the amount of any increase (but not decrease) to Christian’s then existing annual salary provided, however, that such increase shall not be less than the greater of four percent (4%) or the cost of living increase determined under paragraph 7. Further, Christian shall be eligible for a Chief Executive Incentive Bonus awarded at the discretion of the Board of Directors.

11.              Christian shall be entitled to six (6) weeks of paid vacation time to be awarded upon Christian’s anniversary date with the Corporation. Unused vacation shall accrue and roll over to successive years. Christian shall provide a signed statement each year as to the amount of vacation he uses and the amount to be carried forward. Accrued unused vacation shall be paid out to Christian upon termination of employment (or to Christian’s estate if his death is the reason for termination).

13.              The Corporation may terminate Christian’s employment in the event Christian suffers a disability (as defined in paragraph 12 above). After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation shall be payable under this Agreement except that Christian shall receive the accrued portion of any salary and bonus through the Termination Date, less standard withholdings for tax and social security purposes. In the case of a bonus, it shall be payable upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition to these payments, Christian shall receive severance pay equal to 100% of his then Base Salary for 24 months payable in equal monthly installments. After the Termination Date, which in this event shall be the date upon which notice of termination is given, any then unvested or time-vested award previously granted to Christian by the Corporation, including without limitation those grants described in Paragraph 8 of this Agreement, shall become immediately one hundred percent (100%) vested to the extent permitted by law. This compensation in this paragraph 13 is in addition to and without offset by any benefits or payments Christian shall be entitled to under the Corporation’s long-term disability policy.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of February 12, 2016.

SAGA COMMUNICATIONS, INC.

By:	/s/ Gary Stevens
Gary Stevens
Chair, Compensation Committee

BY:	/s/ Edward K. Christian
Edward K. Christian

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